December 6, 2007

Emco Corporation Inc., S.A Office 2-A, Second Floor, Proconsa II Building Ricardo Arias Street, Campo Alegre Urbanization Corregimiento of Bella Vista District of Panama Republic of Panama
Minanca Minera Nanguipa, Compania Anonima
October the 9th Street & Esmeraldas Intersection, Finansur Building Nº 1911, Fifteenth Floor, Office 2
Canton of Guayaquil, City of Guayaquil
Province of Guayas
Republic of Ecuador

By email: vincecarrano@yahoo.com

Dear Sirs

ACQUISITION OF 80% INTEREST IN MINANCA MINERA NANGUIPA, COMPANIA ANONIMA (“MINANCA”)

In June 2006, De Beira Goldfields Inc (“De Beira”) and Emco Corporation Inc., S.A (“Emco”) entered into an agreement under the terms of which De Beira agreed to buy and Emco agreed to sell an 80% interest in the capital of Minanca.

In the same agreement, De Beira agreed to provide loan funding of US$7.1 million to Minanca for the purposes of mineral exploration and mine development.  Subsequently, De Beira advanced US$7.1 million in loan funds to Minanca.  In or around March 2007, Minanca repaid US$1 million to De Beira from the proceeds of bullion sales, leaving an outstanding loan balance of US$6.1 million.

I refer to recent discussions between the undersigned and your Mr Carrano in relation to De Beira’s proposed acquisition of an 80% interest in the share capital of Minanca.  De Beira, after exhaustive consideration, has concluded that it is presently not in its best interests to settle the acquisition of the 80% interest in Minanca.  Consequently, De Beira is prepared to relinquish its right to acquire 80% of Minanca from Emco.  The parties therefore hereby agree to rescind the purchase agreement.  Both De Beira and Emco further confirm that neither party has any further rights or unsettled obligations in relation to the sale and purchase of the 80% interest.

Minanca however remains indebted to De Beira for an amount of US$6.1 million and both Minanca and Emco hereby confirm that this balance remains owing in favour of De Beira.  De Beira continues to have security rights over the assets of Minanca in respect of the outstanding loan and has the right to take a mortgage over the assets of Minanca.

Minanca hereby agrees to repay the loan balance as follows:
(i)	payment of US$250,000 to De Beira by close of business on Friday, December 14, 2007;
(ii)	payment of US$1,750,000 to De Beira within 21 days of the execution of this letter agreement; and
(iii)
payment of the remainder of the loan balance in accordance with the provisions of the June 2006 agreement (which provided for loan repayment from cash surpluses from the sale of mineral products) or as otherwise agreed between the parties.

Emco guarantees the loan repayment obligations of Minanca.
De Beira’s director and President and the undersigned have agreed to appoint two new directors to the Board of De Beira.  These directors shall be introduced to De Beira by Mr Carrano and at that stage the present director and President of De Beira shall resign, together with any other officers of De Beira that the new directors identify for resignation purposes.

Mr Carrano has also indicated that he is willing to introduce De Beira to an advanced tungsten project in USA, which may be suitable for acquisition by De Beira.

Yours faithfully

/s/ Klaus Eckhof

Klaus Eckhof
Chairman

On behalf of Emco Corporation Inc., S.A and Minanca Minera Nanguipa, Compania Anonima I hereby accept the terms of this letter agreement.

/s/ Authorized Signatory

Date: December 9th, 2007